Exhibit 10.45

RESTRICTED STOCK AGREEMENT

(Conversion Replacement Award – Converting Class A-2 Units and Class B Units

into Shares and Restricted Shares)

THIS AGREEMENT (the “Agreement”) is made effective as of the date set forth on the Signature Page attached hereto (the “Date of Grant”) between Pinnacle Foods Inc., a Delaware corporation (the “Company”), and the participant identified on the Signature Page attached hereto (the “Participant”).

R E C I T A L S:

WHEREAS, the Participant holds a number of Class A-2 Units (the “Class A-2 Units”) and Class B Units (the “Class B Units” and, together with the Class A-2 Units, the “Units”) of Peak Holdings LLC (“Peak LLC”) specified on the signature page hereto, which Units were issued pursuant to the Peak Holdings LLC 2007 Unit Plan and one or more Management Unit Subscription Agreements (collectively, the “Subscription Agreement”); and

WHEREAS, the board of directors of Peak LLC has approved the dissolution (the “Dissolution”) of Peak LLC, which Dissolution shall be effective immediately prior to the initial Public Offering of shares of common stock of the Company (the “Dissolution Date”);

WHEREAS, the Company has adopted the Pinnacle Foods Inc. 2013 Omnibus Incentive Plan (the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, as of the Dissolution Date, the Units will be cancelled and will cease to be issued and outstanding and shall be deemed exchanged, substituted for and/or converted into shares (the “Shares”) of common stock, par value $0.01 (the “Common Stock”) of the Company with an equivalent intrinsic value, as described herein and otherwise subject to the terms hereof and the Plan;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. The Shares.

(a) Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Dissolution Date, the Company hereby issues, in exchange, substitution for and/or conversion of the Units, to the Participant the number of vested Shares (“Vested Shares”) and unvested Shares (the “Unvested Restricted Shares”) to be specified by the Committee on the Signature Page hereto (the Vested Shares and Unvested Restricted Shares, collectively, the “Restricted Shares”). The Vested Shares shall not be subject to any forfeiture restrictions. The Unvested Restricted Shares shall vest and become nonforfeitable Vested Shares in accordance with Schedule A attached hereto. The number of Shares to be specified by the Committee on the Signature Page received in respect of the Units shall be calculated by the Committee in its sole discretion, such that (x) the intrinsic value of all such Units (calculated based on the price at which Common Stock is sold in the Company’s initial public offering (the “IPO”, such price, the “IPO Price”), the number of such Shares held by Peak LLC prior to the Dissolution and the relative rights and priorities applicable to the Units under Peak LLC’s organizational documents immediately prior to the Dissolution) is equal to (y) the intrinsic value of all such Shares using the IPO Price. Any fractional Vested Shares or Restricted Shares will be settled in cash.

(b) If Participant’s employment with the Company and its subsidiaries is terminated at any time, all Unvested Restricted Shares shall automatically and immediately be forfeited and canceled.

(c) Within 10 days after the Dissolution Date, the Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Participant shall timely (within 30 days) file (via certified mail, return receipt requested) such election with the Internal Revenue Service, and thereafter shall certify to the Company that the Participant has made such timely filing and furnish a copy of such filing to the Company. The Participant should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Restricted Shares.

2. Prior Agreements; Noncompetition; Nonsolicitation; Confidentiality. To the extent that the Participant and the Company (or an Affiliate of the Company) is a party to an employment agreement with the Company containing noncompetition, nonsolicitation, noninterference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such employment agreement shall govern and the following provisions of this Section 2 shall not apply.

(a) Competitive Activity.

(i) The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the date hereof and ending on the later of (x) the date that is 12 months after the date the Participant’s employment with the Company and its Subsidiaries is terminated or (y) the maximum number of years of base salary the Participant is entitled to receive as severance under any agreement with, or plan or policy of the Company or an Affiliate (the “Restricted Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly violates any of the following prohibitions:

(A) During the Restricted Period, the Participant will not solicit or assist in soliciting in a Competitive Business (as defined below) the business of any client or prospective client:

(1) with whom the Participant had personal contact or dealings on behalf of the Company during the one-year period preceding the Participant’s termination of employment;

(2) with whom employees directly reporting to the Participant (or the Participant’s direct reports) have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Participant’s termination of employment; or

(3) for whom the Participant had direct or indirect responsibility during the one year immediately preceding the Participant’s termination of employment.

(B) During the Restricted Period, the Participant will not directly or indirectly:

(1) engage in any business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes in the business of manufacturing and marketing food products that directly compete with the core brands of the Company as of the Termination Date (and for such purpose, a “core brand” shall be any brand generating annual revenues in an amount equal to at least 5% of the Company’s annual revenues, in the fiscal year preceding the fiscal year of such Termination Date) in any geographical area that is within 100 miles of any geographical area where the Company or its Affiliates manufactures and markets its products or services (a “Competitive Business”);

(2) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(3) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(C) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(2) hire any such employee who was employed by the Company or its Affiliates as of the date of the Participant’s termination of employment with the

Company or who left the employment of the Company or its Affiliates coincident with, or within 120 days (one year in the case of any such employee who reported directly to the Participant immediately preceding the Participant’s termination of employment (or the Participant’s direct reports)) prior to or after, the termination of the Participant’s employment with the Company.

(D) During the Restricted Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates, is such action would result in the Company being disadvantaged. Any solicitation or hiring, that the Participant is not personally involved in, of an employee or former employee of the Company through general advertising shall not, of itself, be a breach of this Section 2(a)(i)(D).

(ii) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 2(a) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

(iii) The period of time during which the provisions of this Section 2(a) shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(b) Confidentiality.

(i) The Participant will not at any time (whether during or after the Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of the Participant or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or the Chief Executive Officer of the Company.

(ii) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to the Participant by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed (including via subpoena); provided that the Participant shall give prompt written notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates) or otherwise is disclosed by the Company to any unaffiliated party that is not under a restriction of confidentiality at least as restrictive as this restriction upon the Participant; provided, that the Participant may disclose to any prospective future employer any the termination notice provisions under any agreement between the Participant and the Company (or an Affiliate of the Company) and the provisions of this Sections 2(b) provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of the Participant’s employment with the Company for any reason, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and his or her rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within the Participant’s possession or control of which the Participant is or becomes aware.

(c) Repayment of Proceeds. If the Participant engages in Competitive Activity or breaches the confidentiality provisions of Section 2, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis) to pay to the Company, within ten business days following the first date on which the Participant engages in such Competitive Activity or first breaches such provisions, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, (A) prior to the Dissolution Date, the Units, and (B) the Shares, over (ii) the aggregate price paid for such Shares or the Units in respect of which such Shares were redeemed.

3. Certificates. Certificates evidencing the Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of Unvested Restricted Shares pursuant to this Agreement and (y) the expiration of the transfer restrictions set forth in this Agreement. As soon as practicable following such time, certificates for the Shares shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto. No certificates shall be issued for fractional Shares. Notwithstanding the foregoing, the Company may elect to recognize the Participant’s ownership through uncertificated book entry. To the extent requested by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Shares that have not previously vested.

4. Rights as a Stockholder. The Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares; provided that (i) any cash or in-kind dividends paid with respect to the Unvested Shares shall be accumulated by the Company and shall be paid to the Participant only when, and if, such Unvested Shares shall become vested pursuant to the terms of this Agreement, and (ii) the Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 6.

5. Legend on Certificates. To the extent applicable, all certificates (or book entries) representing the Shares delivered to the Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or notations made next to the book entries) to make appropriate reference to such restrictions. The certificates (or book entries) representing the Shares subject to restrictions on transfer set forth in Section 7 below shall bear a restrictive legend to the effect of the restrictions set forth in Section 7 below.

6. No Right to Continued Employment. The issuance of Shares evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of such Participant

7. Transfer Restrictions; Lock-up.

(a) The Unvested Restricted Shares may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be Transferred and any such purported Transfer shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. In addition, until the date that is 180 days after the Dissolution Date, no holder of Shares may Transfer any such Shares which are Vested Shares, except in an Exempt Employee

Transfer. Participant also agrees that if requested in connection with an underwritten offering of Shares by the Company, including the IPO expected to occur immediately following the Dissolution, Participant will not effect any sale or distribution of any Shares (except as part of such underwritten offering) during the period up to 180 days after the closing date of each such underwritten offering (or for such other period as to which the managing underwriter or underwriters may agree, provided that such other period applies equally to all holders of Shares). Participant further agrees that, if requested by the Company or the underwriters, Participant will execute and deliver a customary lock-up letter to that effect.

(b) “Exempt Employee Transfer” shall mean a Transfer of Vested Shares (i) in connection with a Change of Control transaction, (ii) upon the death of the holder pursuant to the applicable laws of descent and distribution, (iii) if expressly permitted by Section 7(a) herein or (iv) to the Company or any of its Affiliates.

(c) “Transfer” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

8. Registration Rights. By receipt of the Shares issued herein, the Participant hereby agrees to be bound as a party to the Registration Rights Agreement by and among the Company, Blackstone Group (as defined in the Registration Rights Agreement) and the other parties thereto, dated as of the Dissolution Date and as amended from time to time (the “Registration Rights Agreement”), as a “Management Stockholder” (as defined in the Registration Rights Agreement).

9. Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Shares, their grant or vesting or any payment or transfer with respect to the Shares at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws; Cooperation. Upon the vesting of any Unvested Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the state of Delaware, and each of the Participant, the Company, and any transferees who hold Shares pursuant to an Exempt Employee Transfer, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold Shares pursuant to an Exempt Employee Transfer hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement (or any provision incorporated by reference) brought in any court of competent jurisdiction in the state of Delaware, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum, and (c) any right to a jury trial.

13. Shares Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Other Awards. Subject to Section 2, this Agreement, together with any other equity grants received in connection with Dissolution and the IPO, are in replacement of, and supersede in all respects, the Units.

15. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

Participant

Name:

Equity Schedule

Class A Units and Class B Units			Shares
Class of Units	Number of Vested Units	Number of Unvested Units	Number of Vested Shares	Number of Unvested Restricted Shares
Class A-2 Units
Class B-1 Units
Class B-2 Units
Class B-3 Units

Schedule A-2

Acknowledged and agreed:

Pinnacle Foods Inc.

Name:
Title:

Schedule A-1

Schedule A

Vesting Terms

Part I: Time-Vesting Restricted Share Vesting

Subject to the Participant’s continued employment through each applicable vesting date the Unvested Restricted Shares issued in exchange for unvested Class B-1 Units identified on the signature page hereto (the “Unvested Time-Vesting Restricted Shares”) shall become Vested Shares as follows:

Unvested Time-Vesting Restricted Shares on        ;

Unvested Time-Vesting Restricted Shares on        ;

Unvested Time-Vesting Restricted Shares on        ; and

Unvested Time-Vesting Restricted Shares on        .

[Notwithstanding the foregoing, with respect to any termination of employment of the Executive by the Company and its Subsidiaries without Cause or by the Executive as a result of a Constructive Termination, the Vested Shares shall include that portion of the Unvested Time-Vesting Restricted Shares that would have become Vested Shares on the next vesting date multiplied by a fraction, the numerator of which is the number of days since the last vesting date that the Participant was employed by the Company and the denominator of which is 365.][Include only if provision is contained in Subscription Agreement applicable to converted Class B-1 Units]

Notwithstanding the foregoing, immediately prior to, and following, the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Unvested Time-Vesting Restricted Shares shall become Vested Shares.

Schedule A-2

Part II: Performance-Vesting Restricted Share Vesting

(a) Unvested Restricted Shares issued in exchange for unvested Class B-2 Units identified on the signature page hereto are referred to as the “Unvested Performance-Vesting Restricted Shares”.

(b) The Unvested Performance-Vesting Restricted Shares shall also become Vested Shares (if not already Vested Shares) upon the occurrence of a Liquidity Event that occurs prior to a Termination Date in which Blackstone shall have received, in respect of its cumulative investment in the Company, cash or property (excluding securities of the Company or its Affiliates) resulting in a 12% annual Internal Rate of Return. Non-cash property received by Blackstone shall be discounted 10% from its Fair Market Value (unless such property is actually distributed to the ultimate limited partners of Blackstone, in which case the property will be valued using the same methods Blackstone uses for purposes of calculating the Internal Rate of Return for its ultimate limited partners).

“Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates

“Internal Rate of Return” means the annualized effective compounded return rate (taking into account all allocations of profits and gains, net of all allocations of losses, deductions and nondeductible expenses) which is earned on the amount invested by Blackstone for its Shares.

“Liquidity Event” means the sale or sales by Blackstone, in one or a series of transactions, of at least 50% of their aggregate Shares to any Person or Persons (other than an Affiliate) in which Blackstone receives cash or marketable securities.

“Termination Date” means the date upon which the Participant’s employment with the Company and its Subsidiaries is terminated.

[Upon a Change on Control that occurs prior to the Termination Date, all Unvested Performance-Vesting Restricted Shares that would become eligible for vesting during the year of such Change of Control (and all subsequent years) shall automatically become Vested Shares or Unvested Performance-Vesting Restricted Shares on the same basis that Unvested Exit-Vesting Restricted Shares become Vested Shares, as described in Part III hereof.][Include only if provision is contained in Subscription Agreement applicable to converted Class B-2 Units]

Schedule A-3

Part III: Exit-Vesting Restricted Share Vesting

Unvested Restricted Shares issued in exchange for unvested Class B-3 Units identified on the signature page hereto are referred to as the “Unvested Exit-Vesting Restricted Shares”.

Unvested Exit-Vesting Restricted Shares shall become Vested Shares upon the occurrence of a Liquidity Event that occurs prior to the Participant’s Termination Date in which Blackstone shall have received, in respect of its cumulative investment in the Company, cash or property (excluding securities of the Company or its Affiliates) resulting in a 12% annual Internal Rate of Return. Non-cash property received by Blackstone shall be discounted 10% from its Fair Market Value (unless such property is actually distributed to the ultimate limited partners of Blackstone, in which case the property will be valued using the same methods Blackstone uses for purposes of calculating the Internal Rate of Return for its ultimate limited partners).

Exhibit A

ELECTION TO INCLUDE SHARES IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned acquired shares (the “Shares”) of Pinnacle Foods, Inc. (the “Company”) on             , 2013 (the “Transfer Date”).

The undersigned desires to make an election to have the Shares taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Shares.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Shares (described below), to report as taxable income for calendar year 2013 the excess, if any, of the Shares’ fair market value on the Transfer Date over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

Name:

Address:

SSN:         -    -

2. A description of the property with respect to which the election is being made:

Shares of the Company

3. The date on which the property was transferred: the Transfer Date. The taxable year for which such election is made: calendar year 2013.

4. The restrictions to which the property is subject: If the undersigned ceases to be employed by any of the Company under certain circumstances, all or a portion of the Shares may be subject to forfeiture. The Shares are also subject to transfer restrictions.

5. The aggregate fair market value (on a liquidation basis) on the Transfer Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0

6. The aggregate amount paid for such property: $0

A copy of this election has been furnished to the Secretary of the Partnership pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: , 2013
Name: